Exhibit 99.4

Griffon Corporation Announces Closing of

$200 Million Revolving Credit Facility

NEW YORK, NEW YORK, March 18, 2011 - Griffon Corporation (NYSE: GFF) announced today that it has entered into a new five year cash flow revolving credit facility (“New Cash Flow Facility”) pursuant to a previously disclosed commitment letter with JPMorgan Chase Bank N.A and J.P. Morgan Securities LLC. This facility refinances and replaces the existing revolving credit facilities at each of Telephonics Corporation and Clopay Ames True Temper Holding Corp.

The execution of the New Cash Flow Facility, along with the completion of $550 million 7.125% unsecured senior notes, completes the refinancing of substantially all of Griffon’s domestic subsidiary debt with new debt at the parent company level.

The New Cash Flow Facility provides for revolving borrowings in an aggregate principal amount of up to $200,000,000 that will support Griffon’s working capital requirements and its anticipated growth strategies. The facility also has a $50,000,000 accordion feature, exercisable if new or existing lenders agree to provide or increase their commitments. The Borrower may elect to pay interest based on either a LIBOR or base benchmark rate, with no floor, plus an applicable margin that depends on Griffon’s leverage ratio. Initial pricing is LIBOR plus 2.75% or base rate plus 1.75%. The facility is guaranteed by Griffon’s material domestic subsidiaries, and is collateralized by substantially all the assets of Griffon and its material domestic subsidiaries. The New Cash Flow Facility removes the lines of business restriction in the existing revolving credit facilities, resulting in increased flexibility for Griffon.

Commenting on the New Cash Flow Facility, Ron Kramer, Chief Executive Officer of the Company, said “The closing of our new revolving credit facility, together with yesterday’s completion of our $550 million 7.125% unsecured senior notes offering, completes the successful refinancing of our balance sheet.  This puts us in an extraordinary position to continue to grow our Company.”

Syndication for the New Cash Flow Facility was lead by J.P. Morgan Securities LLC.

Forward-looking Statements

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income, earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon Corporation (the “Company” or “Griffon”) operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; the Company’s ability to achieve expected savings from cost control, integration and disposal initiatives; the ability to identify and successfully consummate and integrate value-adding acquisition opportunities, including the acquisition of Ames True Temper; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets and to anticipate and meet customer demands for new products and product enhancements and innovations; the government reduces military spending on projects supplied by Telephonics Corporation; increases in cost of raw materials such as resin and steel; changes in customer demand; political events that could impact the worldwide economy; a downgrade in the Company’s credit ratings; international economic conditions including interest rate and currency exchange fluctuations; the relative mix of products and services which impacts margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies such as litigation; unfavorable results of government agency contract audits of Telephonics Corporation; protection and validity of patent and other intellectual property rights; the cyclical nature of the business of certain Griffon operating companies; and possible terrorist threats and actions, and their impact on the global economy. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation

Griffon Corporation (the “Company” or “Griffon”), is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures. Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital to further diversify itself.

Griffon currently conducts its operations through Telephonics, Clopay Building Products (“CBP”), Clopay Plastic Products Company (“Plastics”) and Ames True Temper (“ATT”). CBP and ATT comprise the Home & Building Products operating segment.

  Telephonics designs, develops and manufactures high-technology, integrated information, communication and sensor system solutions for use in military and commercial markets worldwide.

  Home & Building Products is a leading manufacturer and marketer of residential, commercial and industrial garage doors to professional installing dealers and major home center retail chains, as well as a global provider of non-powered landscaping products that make work easier for homeowners and professionals.
  Plastics is an international leader in the development and production of embossed, laminated and printed specialty plastic films used in a variety of hygienic, health-care and industrial applications.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffoncorp.com.